Exhibit 99.1

Contacts:

Linda Heller	Kristyn Moll
Senior Vice President, Finance and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES FOURTH QUARTER AND YEAR-END 2008 RESULTS

Achieves Results within Guidance and Net Income of $0.02 per Share

Camarillo, CA, February 5, 2009 — Power-One, Inc. (NASDAQ: PWER) (the “Company”), a leading provider of power conversion and power management solutions, today announced that for the fourth quarter ended December 28, 2008, net sales were $130.4 million, a decrease of 1.5% from $132.3 million in the fourth quarter of 2007.  Net income was $0.02 per share, which included a gain of $3.9 million, or $0.04 per share, from the repurchase of $10 million of outstanding convertible debt during the quarter, compared to a net loss of $0.07 per share for the same period last year.  For full-year 2008, sales increased by 5.1% to $537.5 million, and net loss was $17.5 million or $0.20 per share compared with sales of $511.6 million and net loss of $36.4 million, or $0.42 per share for full-year 2007.

Revenue for the quarter was negatively affected by the difficult market environment and approximately $4.8 million related to the appreciation of the U.S. dollar against European currencies. Bookings of $104.6 million in the fourth quarter of 2008 decreased 15% from bookings of $122.7 million in the fourth quarter of 2007.  The Company ended the fourth quarter of 2008 with approximately $69 million in 90-day backlog, compared to  approximately $76 million for the same period last year.

Gross margin improved to 22.0% in the fourth quarter of 2008 compared with 21.1% in the fourth quarter of 2007, as a result of continued efforts to improve operating efficiencies.  Operating expenses decreased to 21.7% of net sales compared with  23.3% of net sales for the fourth quarter of 2007.

The Company continues to implement aggressive cost reduction actions in response to ongoing demand uncertainty.  As a result, the Company will reduce its global headcount by approximately 1,000, or 22% of the workforce, and will incur charges of approximately $1.3 million related to severance.  The Company expects to recoup the cash severance payments from related salary and benefits savings within three months of being incurred and will realize the substantial majority of the run rate benefit in the second quarter of 2009.

Richard Thompson, CEO, commented, “During the quarter we performed well and met our revenue and earnings guidance in a challenging economic climate. We continued to make improvements on our expense reductions, operating results and strategic initiatives while gaining momentum in the renewable energy market and with a number of major power customers as a result of improved order execution and our broad based product solutions.”

Continuing, Mr. Thompson said, “As we enter 2009, we are adjusting our cost basis to a lower revenue run rate as we continue to invest in our sales footprint, engineering and service delivery in the renewable energy space.  Likewise, we will continue to implement changes throughout the business  to build on our product momentum and further improve profitability and working capital efficiency.”

Business Outlook

Due to the current economic uncertainty and poor demand visibility, the Company is not providing financial guidance for the first quarter and full year 2009.

Earnings Conference Call

Power-One will discuss its fiscal 2008 fourth quarter and year-end results, today beginning at 2:00 p.m. Pacific Time.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.

For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

NET SALES	$130,372	$132,344	$537,459	$511,613
COST OF GOODS SOLD	101,631	104,477	426,882	406,528
GROSS PROFIT	28,741	27,867	110,577	105,085

EXPENSES:
Selling, general and administrative	17,806	18,663	75,057	76,020
Engineering and quality assurance	10,517	12,139	45,498	48,828
Amortization of intangibles	482	1,014	2,408	4,400
Restructuring costs	—	77	—	3,117
Asset impairment	—	3	—	1,193
Total expenses	28,805	31,896	122,963	133,558

LOSS FROM OPERATIONS	(64)	(4,029)	(12,386)	(28,473)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	105	242	685	1,230
Interest expense	(2,452)	(2,028)	(10,018)	(7,904)
Other income (expense), net	3,813	(809)	1,337	1,173
Total interest and other income (expense)	1,466	(2,595)	(7,996)	(5,501)

INCOME (LOSS) BEFORE INCOME TAXES	1,402	(6,624)	(20,382)	(33,974)

PROVISION (BENEFIT) FOR INCOME TAXES	98	(172)	(184)	2,396
EQUITY IN EARNINGS FROM JOINT VENTURE	404	—	2,657	—
NET INCOME (LOSS)	$1,708	$(6,452)	$(17,541)	$(36,370)

BASIC INCOME (LOSS) PER SHARE	$0.02	$(0.07)	$(0.20)	$(0.42)
DILUTED INCOME (LOSS) PER SHARE	$0.02	$(0.07)	$(0.20)	$(0.42)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	87,792	87,325	87,627	87,052
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	87,793	87,325	87,627	87,052

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	December 28,	December 30,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,414	$28,364
Investments	—	7,477
Accounts receivable:
Trade (net of allowance)	143,093	129,984
Other	2,698	5,634
Inventories	101,608	105,930
Prepaid expenses and other current assets	11,037	7,487

Total current assets	286,850	284,876

PROPERTY AND EQUIPMENT, net	55,381	62,809
INTANGIBLE ASSETS, net	79,311	82,748
OTHER ASSETS	7,417	1,163

TOTAL ASSETS	$428,959	$431,596

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$26,949	$21,843
Accounts payable	100,658	107,751
Restructuring reserve	3,651	6,726
Long-term debt, current portion	472	2,338
Other accrued expenses and current liabilities	26,544	24,410

Total current liabilities	158,274	163,068

LONG-TERM DEBT, less current portion	70,425	50,550
OTHER LONG-TERM LIABILITIES	16,041	18,552

STOCKHOLDERS’ EQUITY:
Common stock	88	87
Additional paid-in capital	618,255	615,040
Accumulated other comprehensive income	39,645	40,527
Accumulated deficit	(473,769)	(456,228)

Total stockholders’ equity	184,219	199,426

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$428,959	$431,596

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Orders	$104,649	$122,680	$530,451	$492,181

Sales	$130,372	$132,344	$537,459	$511,613

Operating Loss	$(64)	$(4,029)	$(12,386)	$(28,473)

Net Income (Loss)	$1,708	$(6,452)	$(17,541)	$(36,370)

Basic Income (Loss) Per Share	$0.02	$(0.07)	$(0.20)	$(0.42)
Diluted Income (Loss) Per Share	$0.02	$(0.07)	$(0.20)	$(0.42)

Basic Weighted Average Shares Outstanding	87,792	87,325	87,627	87,052
Diluted Weighted Average Shares Outstanding	87,793	87,325	87,627	87,052